Exhibit 99.1

Bellerophon Announces Top-Line Data from Phase 3 REBUILD Clinical Trial of INOpulse® for Treatment of Fibrotic Interstitial Lung Disease

-	Trial did not meet its primary endpoint related to the change in moderate to vigorous physical activity
-	INOpulse® was safe and well-tolerated, consistent with the overall safety profile demonstrated in Phase 2 and other INOpulse® programs in PH-COPD and PH-Sarcoidosis
-	Company to host conference call and webcast with slides today at 8:30 AM ET

WARREN, N.J., June 5, 2023 – Bellerophon Therapeutics, Inc. (Nasdaq: BLPH) (“Bellerophon” or the “Company”), a clinical-stage biotherapeutics company focused on developing treatments for cardiopulmonary diseases, today announced top-line results from its pivotal Phase 3 REBUILD clinical trial evaluating the safety and efficacy of INOpulse® for the treatment of fibrotic Interstitial Lung Disease (fILD).

The REBUILD clinical trial was designed as a randomized, double-blind, placebo-controlled Phase 3 study evaluating the safety and efficacy of INOpulse® for the treatment of patients with fILD. A total of 145 fILD patients were enrolled and treated with either INOpulse® at a dose of iNO45 or a placebo. The primary endpoint was the change in moderate to vigorous physical activity (MVPA) as measured by actigraphy after 16 weeks of chronic treatment.

The trial did not meet its primary endpoint, with iNO45 performing worse than placebo by 5.49 minutes per day (p=0.2646). The secondary endpoints demonstrated minimal difference between the two groups with none approaching statistical significance. Overall, INOpulse® was well-tolerated with no safety concerns, consistent with what has been observed in the prior Phase 2 studies.

Key REBUILD clinical trial secondary endpoints and safety outputs assessed over 16 weeks of blinded treatment included:

•	Overall Activity showed 3.51 count/min benefit in favor of iNO45 (p=0.8572)
•	6 Minute Walk Distance showed 0.19 meter benefit in favor of iNO45 (p=0.9866)
•	Patient reported outcomes (St. George’s Respiratory Questionnaire and UCSD Shortness of Breath) were slightly in favor of placebo, while time to event assessments (Clinical Worsening, Clinical Deterioration and Clinical Improvement) showed little difference and none were statistically significant
•	Subjects with treatment emergent adverse events was slightly in favor of placebo (84.0% vs 74.3%)
•	Subjects with serious treatment emergent adverse events was balanced (20% vs 21.4%)
•	Deaths were balanced (4.0% vs 4.3%)

“The REBUILD study did not match the outcomes we saw in the exploratory Phase 2 study in this patient population; however, the overall outcome of this pivotal validation study is conclusive and we do not see a path forward for continuing the REBUILD trial,” said Peter Fernandes, Bellerophon’s Chief Executive Officer. “On behalf of Bellerophon, I would like to thank all the patients, clinical trial sites, and investigators for participating and supporting the conduct of this pivotal study, allowing us to bring closure to the REBUILD clinical study.”

For more information on the REBUILD Phase 3 clinical study of INOpulse for the treatment of fILD, please visit ClinicalTrials.gov and reference Identifier NCT0326710.

Conference Call and Webcast Information

Bellerophon management will host a conference call and webcst with slides today at 8:30 AM ET. The dial-in number for the conference call is 877-407-0792 (U.S./Canada) or 201-689-8263 (international). The conference ID for all callers is 13739289. The live webcast and replay may be accessed at https://viavid.webcasts.com/starthere.jsp?ei=1619849&tp_key=d528204b2c.

About Bellerophon

Bellerophon Therapeutics is a clinical-stage biotherapeutics company focused on developing innovative therapies that address significant unmet medical needs in the treatment of cardiopulmonary diseases. The Company is currently developing multiple product candidates under its INOpulse® program, a proprietary pulsatile nitric oxide delivery system. For more information, please visit www.bellerophon.com.

Forward-looking Statements

Any statements in this press release about Bellerophon’s future expectations, plans, and prospects, including statements about the clinical development of its product candidates, regulatory actions with respect to the Company’s clinical trials, and expectations regarding the sufficiency of the Company’s cash balance to fund clinical trials, operating expenses and capital expenditures, and other statements containing the words “anticipate,” “believe,” “continue,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: risks and uncertainties relating to INOpulse®, the uncertainties inherent in the initiation of future clinical trials, availability and timing of data from ongoing and future clinical trials and the results of such trials, whether preliminary or interim results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials will be indicative of the results of later clinical trials, expectations for regulatory approvals, the FDA’s substantial discretion in the approval process, availability of funding sufficient for our foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and in subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent Bellerophon’s views only as of the date of this release and should not be relied upon as representing the Company’s views as of any subsequent date. The Company specifically disclaims any obligation to update any forward-looking statements included in this press release.

Contacts

LifeSci Advisors:

Brian Ritchie

(212) 915-2578

britchie@lifesciadvisors.com